EXHIBIT 99.1

Milacron Reports $.10 EPS in First Quarter,
Within Range of Recent Guidance

Positive Outlook for 2001 Depends on Economic Recovery

CINCINNATI, OHIO, April 20, 2001...Facing major cutbacks in capital spending and generally slow automotive and industrial production in North America, Milacron Inc. (NYSE: MZ) today reported earnings per share of $.10 on a 15% sales decline in the quarter ended March 31, within the range of the company’s guidance issued a month ago.

Consolidated Results
Sales in the first quarter of 2001 were $339 million, compared to $397 million a year ago. Net earnings in the quarter were $3.5 million, off from $15.1 million, while earnings per share were $.10, down from $.41 in the first quarter of 2000. New orders fell to $344 million from $397 million. About one-third of the sales and order declines were due to the effects of adverse currency translation and a divestiture in 2000.

“Both our businesses – plastics technologies and metalworking technologies – were affected by the ongoing slowdown in the manufacturing sector of the North American economy in the quarter,” said Daniel J. Meyer, Milacron’s chairman and chief executive officer. “In addition, cutbacks in capital spending hurt our plastics machinery businesses, as many customers postponed new programs or pushed out deliveries by several months.”

Profitability in the quarter was also held back by the underutilization of assets and additional severance costs, as the company adjusted to a steep drop-off in demand. Normal production rates early in the quarter caused an inventory buildup, and, as a result, increases in working capital and debt were greater than originally planned. Debt grew by $63 million in the quarter, while the debt-to-capital ratio rose to 53% from 50%.

“We took major corrective actions as demand fell, but it wasn’t possible to wind down production quickly enough to contain inventories,” said Ronald D. Brown, president and chief operating officer. “We eliminated more than 300 positions, or about 5%, of our North American workforce, but most of our production cutback is being achieved through rotating furloughs, effectively reducing output by over 25% in our U.S. machinery operations. All told, we are lowering payroll expense by about $16 million for the year and implementing other measures to reduce non-payroll costs by an equal amount.

“We’re taking steps to improve our performance in the current economic environment, but we must also manage our businesses for the long term,” said Brown, who has been elected chairman and chief executive officer effective June 1. “And looking further ahead, using furloughs wherever possible instead of layoffs means retaining a greater percentage of our highly skilled workforce, which will be key to responding successfully to the eventual rebound in the manufacturing sector.”

Segment Results
Plastics Technologies
Sales in the quarter were $177 million, down from $218 million in the first quarter of 2000. Most of the decline occurred in the group’s North American machinery businesses, as demand for durable goods and consumable supplies held steady. Overall, sales by European and Asian operations were about even with year-ago results in local currencies. Operating earnings were $9.4 million, or 5.3% of sales, compared to $22.1 million, or 10.1% of sales, in the year-ago quarter. New orders were $178 million versus $210 million.

Metalworking Technologies
Sales were $162 million compared to $179 million in the first quarter last year. Adverse currency translation and the divestiture of the group’s European industrial magnets business in 2000 accounted for the entire year-over-year decline. Sales from ongoing operations in Europe were up about 10% in local currencies but were offset by an equivalent decline in the higher-margin North American lines of round tools, carbide inserts and metalworking fluids, which were hurt by cutbacks in U.S. auto production. As a result, operating earnings fell to $11.2 million, or 6.9% of sales, from $16.6 million, or 9.3% of sales, in the year-ago quarter. New orders declined to $167 million from $187 million a year ago, due primarily to currency translation and the divestiture.

Share Repurchase
During the first quarter of 2001, Milacron repurchased about 200,000 shares of its common stock. The company has now completed 3.5 million of the 4-million-share buyback authorized by the board of directors in February, 2000.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and Asia and 10,500 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, tool holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels, and carbide die and wear parts.

For further information, visit the company's web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries (In millions)	First Quarter 2001
Segment and Supplemental Information
	Quarter Ended March 31,

	2001	2000

Plastics Technologies
Sales	$177.2	$217.6
Operating cash flow (a)	17.2	30.4
Segment earnings	9.4	22.1
Percent of sales	5.3%	10.1%
New orders	177.6	209.7

Metalworking Technologies
Sales	$161.9	$179.3
Operating cash flow (a)	17.9	23.4
Segment earnings	11.2	16.6
Percent of sales	6.9%	9.3%
New orders	166.8	187.0

Consolidated
Sales	$339.1	$396.9
Operating cash flow (a)	29.2	47.6
Segment earnings	20.6	38.7
Restructuring costs (b)	-	(1.2)
Corporate expenses	(4.3)	(4.8)
Other unallocated expenses (c)	(1.8)	(1.5)

Operating earnings	14.5	31.2
Percent of sales	4.3%	7.8%
New orders	344.4	396.7
Ending backlog	184.9	225.5

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(b)	Represents costs ($.8 million after tax or $.02 per share) related to initiatives announced in 1999 to improve operating efficiency and strengthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.
(c)	Other unallocated expenses include financing costs related to the sale of accounts receivable.
Note: These amounts are unaudited and subject to year-end adjustments.

Milacron Inc. and Subsidiaries (In millions, except per-share data)	First Quarter 2001
Consolidated Earnings
	Quarter Ended March 31,

	2001	2000

Sales	$339.1	$396.9
Cost of products sold	259.6	294.0

Manufacturing margins	79.5	102.9

Percent of sales	23.4%	25.9%

Other costs and expenses
Selling and administrative	63.0	66.2
Restructuring costs (a)	-	1.2
Other-net	2.0	4.3

Total other costs and expenses	65.0	71.7

Percent of sales	19.2%	18.1%

Operating earnings	14.5	31.2
Interest expense-net of interest income	(9.6)	(9.3)

Earnings before income taxes and minority shareholders' interest	4.9	21.9
Provision for income taxes	1.2	6.8

Earnings before minority shareholders' interests	3.7	15.1
Minority shareholders' interests	0.2	-

Net earnings	$3.5	$15.1

Earnings per common share
Basic	$0.10	$0.42

Diluted	$0.10	$0.41

(a) Represents costs ($.8 million after tax or $.02 per share) related to initiatives announced in 1999 to improve operating efficiency and strengthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.

Note: These statements are unaudited and subject to year-end adjustments.

Milacron Inc. and Subsidiaries	First Quarter 2001

	Quarter Ended March 31,

	2001	2000

Sales	$339,091,000	$396,934,000

Net earnings (a)	3,508,000	15,077,000
Per Share
Basic	0.10	0.42
Diluted	0.10	0.41
Common shares
Weighted average outstanding for basic EPS	33,225,000	36,149,000
Weighted average outstanding for diluted EPS	33,423,000	36,236,000
Outstanding at quarter end	33,290,000	35,819,000

(a)	Includes after-tax restructuring costs of $.8 million, or $.02 per share, for the first quarter of 2000.

Milacron Inc. and Subsidiaries (In millions)	First Quarter 2001
Consolidated Balance sheets
	March 31,

	2001	2000

Assets
Cash and cash equivalents	$30.7	$46.6
Notes and accounts receivable-net	199.7	228.7
Inventories	392.9	373.8
Other current assets	51.9	48.1
Property, plant and equipment-net	298.9	314.7
Other noncurrent assets	505.1	493.2

Total assets	$1,479.2	$1,505.1

Liabilities and Shareholders' Equity
Bank Borrowings and current portion of long-term debt	$163.4	$233.3
Trade accounts payable and advance billings and deposits	128.1	157.4
Other current liabilities	140.5	164.7
Long-term accrued liabilities	193.6	189.9
Long-term debt	376.1	276.1
Shareholders' equity	477.5	483.7

Total liabilites and shareholders' equity	$1,479.2	$1,505.1

Consolidated Cash Flows
	Quarter Ended March 31,

	2001	2000

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings	$3.5	$15.1
Depreciation and amortization	14.7	15.2
Working capital changes
Notes and accounts receivable	(1.4)	(13.3)
Inventories	(27.7)	(6.5)
Other current assets	(1.4)	(2.0)
Trade accounts payable and other current liabilities	(42.4)	(9.4)
Deferred income taxes and other-net	(6.9)	(0.1)

Net cash used by operating activities	(61.6)	(1.0)

Investing activities cash flows
Capital expenditures	(6.6)	(7.5)
Acquisitions and other - net	0.3	0.3

Net cash used by investing activities	(6.3)	(7.2)

Financing activities cash flows
Dividends paid	(4.0)	(4.4)
Net increase (decrease) in total debt	65.7	(9.1)
Issuance of common shares	4.0	-
Purchase of treasury shares anad other common shares	(7.7)	(12.3)

Net cash provided (used) by financing activities	58.0	(25.8)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.6)	(0.7)

Decrease in cash and cash equivalents	(10.5)	(34.7)
Cash and cash equivalents at beginning of period	41.2	81.3

Cash and cash equivalents at end of period	$30.7	$46.6

Note: These statements are unaudited and subject to year-end adjustments.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s Annual Report on Form 10-K on file with the Securities and Exchange Commission.